HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) dated as of August 4, 2011 (the “Grant Date”) between HERBALIFE LTD., an entity organized under the laws of the Cayman Islands (the “Company”), and Michael O. Johnson (“Participant”).

WHEREAS, pursuant to the Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”), the Committee designated under the Plan (or an officer of the Company to who the authority to grant Awards has been delegated), desires to grant to Participant an award of stock appreciation rights; and

WHEREAS, Participant desires to accept such award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and Participant, intending to be legally bound, hereby agree as follows:

1. Grant.

(a) The Company hereby grants to the Participant an Award of       1 Stock Appreciation Rights (the “Award”) in accordance with Section 8 of the Plan and subject to the terms and conditions set forth herein and in the Plan (each as amended from time to time). Each Stock Appreciation Right represents the right to receive, upon exercise of the Stock Appreciation Right pursuant to this Agreement, from the Company, a payment, paid in Common Shares, par value $.001 per share, of the Company (the “Common Shares”), equal to (i) the excess of the Fair Market Value, on the date of exercise, of one Common Share (as adjusted from time to time pursuant to Section 12 of the Plan) over the Base Price (as defined below) of the Stock Appreciation Right, divided by (ii) the Fair Market Value, on the date of exercise, of one Common Share, subject to terms and conditions set forth herein and in the Plan (each as amended from time to time).

(b) The “Base Price” for the Stock Appreciation Right shall be $57.98 per share (subject to adjustment as set forth in Section 12 of the Plan).

(c) Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2. Time for Exercise.

(a) Subject to Paragraph 2(c) hereof and Participant’s continued employment with the Company and/or its Subsidiaries (or as otherwise provided in Paragraph 2(b) hereof), the Award shall become vested and exercisable on December 31, 2014 (the “Vesting Date”) based on the satisfaction of the performance goals set forth on Exhibit A (the period between the Grant Date and the Vesting Date the “Performance Period”); provided that all of the following are satisfied:

(i) The average closing price of the Company’s Common Shares during the month of December in 2014 is at least 20% greater than the average closing price of the Company’s Common Shares over the period of ten trading days ending with August 4, 2011; and

(ii) Participant remains employed by the Company as a senior executive officer through at least December 31, 2014.

For the avoidance of doubt, any portion of the Award that does not vest as a result of the above criteria and/or the criteria set forth in Exhibit A shall be forfeited as of December 31, 2014.

(b) Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of (i) a Change of Control (as defined below) or (ii) a termination of Participant’s employment with the Company by the Company without Cause, by reason of Participant’s resignation for Good Reason or as a result of Participant’s death or Disability, in each case, prior to December 31, 2014, the vesting of the Award shall be accelerated such that 100% of the Award shall become vested and exercisable as of the date of such Change of Control or termination of employment, as applicable, subject to the achievement of the alternate performance goals set forth on Exhibit B through the end of the fiscal year preceding the year in which such Change of Control or termination of employment, as applicable, occurs.

For purposes of this Agreement, the term “Change of Control” shall have the meaning ascribed to that term in the Plan; provided, however, that in no event shall a Change of Control be deemed to have occurred if, immediately following the consummation of such transaction, Participant remains Chief Executive Officer of the surviving entity in such transaction. For purposes of this Agreement, the terms “Cause,“ Good Reason” and “Disability” shall have the meaning set forth in the employment agreement by and between the Company and Participant dated as of March 27, 2008.

(c) Participant acknowledges and agrees that he is subject to Section 304 of the Sarbanes-Oxley Act of 2002. In addition, Participant acknowledges and agrees that this Award shall be subject to any clawback or compensation recovery policy adopted by the Company after the Grant Date pursuant to rules and/or regulations issued pursuant to the Dodd Frank Act of 2010, but only to the extent required by such rules and/or regulations.

3. Expiration.

(a) The Award shall expire on the seventh (7th) anniversary of the Grant Date; provided, however, that the Award may earlier terminate as provided in this Agreement and/or in Section 13 of the Plan.

(b) In the event that the alternate performance goals set forth on Exhibit B are not achieved as of the end of the fiscal year immediately preceding the year in which a Change of Control is consummated, the Award shall be forfeited upon the consummation of such Change of Control.

(c) Upon termination of Participant’s employment with the Company, that portion of the Award that is vested and exercisable, and any portion of the Award that becomes vested and exercisable in accordance with Paragraph 2(b), will terminate in accordance with the following:

(i) if Participant’s employment with the Company is terminated for Cause, the vested and exercisable portion of the Award will terminate on the date of such termination;

(ii) if Participant’s employment with the Company is terminated by reason of Participant’s resignation without Good Reason, the vested and exercisable portion of the Award will terminate on the date that is thirty days immediately following the date of such termination; and

(iii) if Participant’s employment with the Company is terminated by the Company without Cause, by reason of Participant’s resignation for Good Reason or by reason of Participant’s death or Disability, the vested and exercisable portion of the Award will terminate on the date that is two years immediately following the date of such termination.

(d) Notwithstanding anything herein to the contrary, if Participant’s employment with the Company is terminated for any reason other than a termination by the Company for Cause, and at any time during the permitted exercise period following the effective date of such termination of employment Participant is subject to a “trading blackout” or “quiet period” with respect to the Common Shares or if the Company determines, upon the advice of legal counsel, that Participant may not to trade in the Common Shares due to Participant’s possession of material non-public information, the Company shall extend the period during which Participant may exercise his then remaining vested portion of this Award until the later of (i) the expiration date of the Award determined pursuant to Paragraph 3(c) and (ii) the date that is thirty days following the first date on which Participant is no longer subject to such restrictions on trading with respect to the Common Shares.

4. Method of Exercise. The Award may be exercised by delivery to the Company (attention: Secretary) of a notice of exercise in the form specified by the Company specifying the number of shares with respect to which the Award is being exercised.

5. Fractional Shares. No fractional shares may be purchased upon any exercise.

6. Adjustments of Shares and Awards. Subject to Section 12(a) of the Plan, in the event of any change in the outstanding Shares by reason of an acquisition, spin-off or reclassification, recapitalization or merger, combination or exchange of Common Shares or other corporate exchange, Change of Control or similar event, the Committee shall adjust appropriately the number or kind of shares or securities subject to the Award and Base Prices related thereto and make such other revisions to the Award as it deems are equitably required. Any adjustments made pursuant to this Section 6 shall be implemented in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

7. Compliance With Legal Requirements.

(a) The Award shall not be exercisable and no Common Shares shall be issued or transferred pursuant to this Agreement or the Plan unless and until the Tax Withholding Obligation (as defined below), and all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been satisfied. Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Shares under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Shares issued pursuant to the exercise of the Award, or (iv) obtaining the consent or approval of any governmental regulatory body.

(b) Participant understands that the Company is under no obligation to register for resale the Common Shares issued upon exercise of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Award and/or any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of the exercise of the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for exercising the Award and/or for such resales or other transfers. The sale of the shares underlying the Award must also comply with other applicable laws and regulations governing the sale of such shares.

8. Shareholder Rights. Participant shall not be deemed a shareholder of the Company with respect to any of the Common Shares subject to the Award, except to the extent that such shares shall have been purchased and transferred to Participant.

9. Withholding Taxes.

(a) Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Common Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b) Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(c) Participant shall notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or by authorizing the Company to withhold a portion of the Common Shares that would otherwise be issued to Participant in connection with the Award or by tendering Common Shares (either actually or by attestation) previously acquired, or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, (iii) authorizing the Company to withhold a portion of the Common Shares that would otherwise be issued to Participant in connection with the Award or by tendering Common Shares (either actually or by attestation) previously acquired, or (iv) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 9(c) to be more than the minimum amount that may actually be due and that, if Participant has not delivered or otherwise provided payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied such other means as the Committee deems appropriate. In no circumstances will the Company withhold a portion of the Common Shares that would otherwise be issued to Participant in connection the award that exceeds the Participant’s minimum statutory tax withholding obligation amount.

10. Assignment or Transfer Prohibited. The Award may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of Participant only by Participant or Participant’s guardian or legal representative. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

11. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

12. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

13. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.

14. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

15. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

16. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Michael O. Johnson	HERBALIFE LTD. By:

Name:
Title:

1Number of shares to be based on a $15 million potential value determined through a Monte Carlo valuation of the Award using a stock price of $57.98, the closing price on August 4, 2011.